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                                                                    EXHIBIT 23.8


                            DeGolyer and MacNaughton
                               One Energy Square
                              Dallas, Texas 75206


                                                               February 12, 1996



Triton Energy Limited
George Town
Cayman Islands


Triton Energy Corporation
6688 North Central Expressway
Suite 1400
Dallas, Texas 75206

Gentlemen:


    We hereby consent to (i) the incorporation by reference from Triton Energy Corporation's (the Company's) Transition Report on Form 10-K for the period from June 1, 1994 to December 31, 1994, and inclusion in the Registration Statement on Form S-4 of the Company and Triton Energy Limited, a Cayman Islands company ("TEL"), relating to an offering of the securities of the Company and TEL, of certain data from our report dated January 30, 1995, entitled "Appraisal Report as of December 31, 1994 on Certain Properties in Colombia owned by Triton Colombia Incorporated" under the caption "Properties -- Reserves" in Item 2 of said Form 10-K and (ii) the specific reference to our firm in "Experts" in Form 10-K and 'Experts" in Form S-4. We wish to point out, however, we now have available our report dated February 12, 1996, entitled "Appraisal Report as of December 31, 1995 on Certain Properties in Colombia owned by Triton Colombia Incorporated," which shows a reserves increase, compared to the prior year, as a result of additional delineation drilling.


                                          Very truly yours,


                                          /s/ Degolyer and MacNaughton

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                                          DEGOLYER AND MACNAUGHTON